EX‑35.9

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

RE: WFRBS 2013-C18 Commercial Mortgage Trust 2013-C18, Commercial Mortgage Pass-Through Certificates (the “Transaction”)

Per the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Agreement”), I, Daniel Bober, Executive Vice President of Commercial Mortgage Services hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

1.        A review of the activities of the Master Servicer during the Reporting Period, and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far